UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COMPUTER TASK GROUP, INCORPORATED

(Name of Registrant as Specified in its Charter)

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COMPUTER TASK GROUP, INCORPORATED

April 1, 2016

Dear Fellow Shareholder:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders of Computer Task Group, Incorporated which will be held at our corporate headquarters located at 800 Delaware Avenue, Buffalo, New York on Wednesday, May 4, 2016 at 10:00 a.m. Eastern time.

Your proxy card is enclosed. Your vote is important. I urge you to submit your vote as soon as possible, whether or not you plan to attend the meeting. Please indicate your voting instructions and sign, date and mail the proxy promptly in the return envelope.

Sincerely,

Daniel J. Sullivan

Chairman of the Board

COMPUTER TASK GROUP, INCORPORATED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 4, 2016

Computer Task Group, Incorporated will hold its Annual Meeting of Shareholders at its corporate headquarters located at 800 Delaware Avenue, Buffalo, New York 14209 on Wednesday, May 4, 2016, at 10:00 a.m. Eastern time for the following purposes:

1. To elect three members of the Board of Directors, whose terms are described in the proxy statement.

2. To approve, in an advisory and non-binding vote, the compensation of the Company’s named executive officers.

3. To consider and act upon any other matters that may be properly brought before the meeting or any adjournment thereof.

We have selected the close of business on Thursday, March 24, 2016 as the record date for determination of shareholders entitled to notice of and vote at the meeting or any adjournment.

Buffalo, New York

April 1, 2016

By Order of the Board of Directors,

Peter P. Radetich

Senior Vice President, Secretary

           and General Counsel

IMPORTANT NOTICE REGARDING

INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON

WEDNESDAY, MAY 4, 2016

THE PROXY STATEMENT, FORM OF PROXY,

NOTICE OF MEETING AND ANNUAL REPORT

TO THE SHAREHOLDERS ARE AVAILABLE FREE

OF CHARGE AT WWW.CTG.COM

COMPUTER TASK GROUP, INCORPORATED

PROXY STATEMENT

This proxy statement and the accompanying form of proxy are being mailed on or about April 1, 2016, in connection with the solicitation by the Board of Directors of Computer Task Group, Incorporated (the “Company”) of proxies to be voted at the annual meeting of shareholders on Wednesday, May 4, 2016, and any adjournment or postponement of the meeting. The mailing address of the Company’s executive office is 800 Delaware Avenue, Buffalo, New York 14209.

The Board has selected the close of business on Thursday, March 24, 2016 as the record date for the determination of shareholders entitled to vote at the annual meeting. On that date, the Company had outstanding and entitled to vote 18,735,782 shares of common stock, par value $.01 per share. A list of shareholders entitled to vote at the 2016 annual meeting will be available for examination during the annual meeting by any shareholder who is present at the meeting.

Each outstanding share of common stock is entitled to one vote. Shares cannot be voted at the meeting unless the shareholder is present or represented by proxy. If a properly executed proxy in the accompanying form is timely returned, the shares represented thereby will be voted at the meeting in accordance with the instructions contained in the proxy, unless the proxy is revoked prior to its exercise. Any shareholder may revoke a proxy either by executing a subsequently dated proxy or notice of revocation, provided that the subsequent proxy or notice is delivered to the Company prior to the taking of a vote, or by voting in person at the meeting.

Under the New York Business Corporation Law (“BCL”) and the Company’s By-laws, the presence, in person or by proxy, of one-third of the outstanding common stock is necessary to constitute a quorum of the shareholders to take action at the annual meeting. Once a quorum is established, under the BCL and the Company’s By-laws, the directors standing for election may be elected by a plurality of the votes cast. In plurality voting, the nominee who receives the most votes for his or her election is elected. Other proposals require the approval of a majority of the votes cast on each proposal.

If a broker holds your shares, this proxy statement and a proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instructions to your broker. A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have no discretion to vote such shares on non-routine matters if the broker has not been furnished with voting instructions by the beneficial owners of such shares. The matters being submitted to shareholders in Proposals 1 and 2 are non-routine matters on which brokers have no authority to vote without instructions from beneficial owners.

Abstentions and broker non-votes have no effect on the determination of whether a plurality exists with respect to a given director nominee. With respect to other proposals, abstentions will count as votes cast on the proposal, but will not count as votes cast in favor of the proposal and, therefore, will have the same effect as votes against the proposal. Broker non-votes will not be considered to have voted on the proposal and therefore, will have no effect. The proxies will be voted for or against the proposals or as an abstention in accordance with the instructions specified on the proxy form. If proxies are signed and returned, but no instructions are given, proxies will be voted for each of the proposals.

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to deliver a full set of proxy materials to you and make the proxy materials available on our website at www.ctg.com. You may vote by completing, signing, dating and returning your proxy card in the envelope provided as soon as possible before the meeting. Any shareholder attending the annual meeting may vote in person. If you have returned a proxy card, you may revoke your prior instructions and cast your vote at the annual meeting by following the procedures described in this proxy statement.

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for their class expires. The term for Class I Directors will expire at the 2016 annual meeting.

On November 10, 2015 the Board appointed Valerie Rahmani as a Class I Director, and James R. Helvey III as a Class II Director, to hold office until the 2016 annual meeting of shareholders. Randall L. Clark, a Class I Director, and Thomas E. Baker, a Class II Director, retired from the Board effective as of February 29, 2016. As such, the Board presently consists of six members.

Directors elected to Class I at the 2016 annual meeting will hold office for a three-year term expiring at the annual meeting of shareholders in 2019 and until their successors are elected and qualified. Directors elected to Class II at the 2016 annual meeting will hold office for a one-year term expiring at the annual meeting of shareholders in 2017 and until their successors are elected and qualified.

The shares represented by properly executed and timely returned proxies will be voted, in the absence of contrary instructions, in favor of the election of the following three director nominees:

•	Class I Directors—Valerie Rahmani and David H. Klein

•	Class II Director—James R. Helvey III

All nominees have consented to serve as directors, if elected. However, if at the time of the meeting any nominee is unable to stand for election, the persons who are designated as nominees intend to vote, in their discretion, for such other persons, if any, as may be nominated by the Board.

Nominees for Class I Directors Whose Terms Expires in 2019

Valerie Rahmani

Valerie Rahmani, 58, was appointed to CTG’s Board of Directors in November 2015. Ms. Rahmani is a non-executive Director and member of the Risk and Innovation Committees of Aberdeen Asset Management PLC, a UK-based Financial Times Stock Exchange 100 global investment management group. Ms. Rahmani is also a current member of the Board of Directors for Georgia Partnership for Excellence in Education and a member of the Executive Advisory Board for Atlanta Telecom Professionals. From 2010 to 2015, Ms. Rahmani was a member of the Board of Directors of Teradici Corporation—a private technology company where she served on the Audit and Compensation Committees. She most recently served as Chief Executive Officer of Damballa, Inc. from 2009 to 2012. Damballa is a venture capital funded cyber-security company headquartered in Atlanta, Georgia. Prior to her role at Damballa, Ms. Rahmani was with IBM in various managerial capacities for 28 years. Her latest role was General Manager of IBM Internet Security Systems. Other IBM roles included General Manager of the $2.7 billion Global Technology Services businesses, head of Sales and Services Strategy unit, General Manager of IBM’s $3.5 billon UNIX server business, General Manager of IBM’s Mobile business as well as serving as the Executive Assistant to Louis Gerstner, former Chairman and Chief Executive Officer of IBM. Ms. Rahmani holds an MA and a Doctor of Philosophy degree in Chemistry from Oxford University, England.

David H. Klein	Mr. Klein, 67, has been a Director since September 2012. He is the President of Klein Solutions Group, LLC which provides advice on policy, strategy, operations and finance to health care delivery and payer organizations. Mr. Klein was most recently the Chief Executive Officer of The Lifetime Healthcare Companies, which included Excellus BlueCross BlueShield (BCBS), Univera Healthcare, Lifetime Health Medical Group, Lifetime Care (home care agency), EBS-RMSCO Benefit Solutions (benefits consulting firm and third party administration) and MedAmerica (long term care insurance company). Mr. Klein had been a senior executive with The Lifetime Healthcare Companies and its predecessor companies since 1986, and served as its CEO from 2003 until 2012. Mr. Klein is also a special advisor to the CEO of the University of Rochester Medical Center, a professor at its School of Medicine and Dentistry Department of Public Health Sciences and an Executive Professor at its William E. Simon Graduate School of Business. Mr. Klein serves as a director of the following privately held companies: Landmark Health, Avalon Health Solutions, PharmAdva and Cerebral Assessment Systems, and WavoDyne. Mr. Klein also serves as a director for Excel Partners Venture Fund and as a member of the Distinguished Executives Council of Cressey & Company (a private equity fund). Mr. Klein is also an advisor to Heal Catalyst Capital (a venture capital fund), and a healthcare business process outsourcing company. Mr. Klein serves as chair and director of the New York eHealth Collaborative. Mr. Klein is a member of U of R’s Simon School Executive Advisory Committee and the Johns Hopkins University Carey School of Business Health Care Advisory Board. Mr. Klein is a founder of the Greater Rochester Enterprise and was a director of the Metropolitan Development Association (Syracuse). Mr. Klein also serves as director of the George Eastman House and the International Museum of Photography; and of the Jewish Foundation of Greater Rochester. Mr. Klein serves as trustee of the Seneca Waterways Boy Scouts of America Endowment Fund.

Nominee for Class II Director Whose Term Expires in 2017

James R. Helvey III

Mr. Helvey, 57, was appointed to CTG’s Board of Directors in November 2015. Mr. Helvey is a founding Partner of the investment advisory firm Cassia Capital Partners LLC, which he established in 2011. Prior to that, he was a principal partner with CMT Asset Management, Ltd.—an international asset management firm he helped establish in 2005 where he was responsible for risk management and portfolio construction. Mr. Helvey is currently a member of the Board of Directors of Coca-Cola Bottling Company

Consolidated, where he serves on the Audit Committee. From 2005 to 2014, Mr. Helvey was as a member of the Board of Directors of Pike Electric, Inc. where he served on the Audit and Compensation Committees. From 2000 to 2002, Mr. Helvey served as Chairman and Chief Executive Officer of Cygnifi Derivatives LLC, a firm that specialized in commercializing risk management tools developed by J.P. Morgan. From 1985 to 2000, Mr. Helvey held various Managing Director positions with J.P. Morgan, including: Global Head of Derivative Counterparty and Hedge Fund Risk Management, Vice Chairman of the Risk Committee and Head of Business Risk Monitoring in the Corporate Risk Management Group where he was responsible for monitoring the firm’s global market and credit risks, Global Head of Securities Lending Group where he was responsible for restructuring and implementing a new risk management system; and Head of the firm’s Derivatives Valuation Service. Mr. Helvey is also a member of the Board of Directors of Piedmont Federal Savings Bank where he serves on the Audit Committee; and a member of the Wake Forest University Board of Trustees where he has served on the Investment Policy Committee since 1998. Mr. Helvey is also a member of the Board of Directors for Wake Forest Baptist Medical Center, where he serves as the Chairman of the Audit and Health Sciences Investment Policy Committees and a Director for Verger Capital Management, an asset management firm wholly owned with Wake Forest University. Mr. Helvey earned a Master’s Degree in International Affairs, Banking and Finance from the School of International and Public Affairs at Columbia University in New York where he was in international fellow. He also attended the University of Cologne, West Germany as a Fullbright Scholar; and earned his Bachelor’s degree from Wake Forest University.

The Board of Directors Recommends that Shareholders Vote FOR the

Nominees for Class I and Class II Directors

Class II Directors Whose Terms Expire in 2017

William D. McGuire

Mr. McGuire, 72, has been a Director since February 2008. He is currently a Director and Chairman of The Ziegler Companies, Inc., which provides investment banking and asset management services mainly to not-for-profit institutions such as healthcare providers, senior living facilities, schools and churches. Mr. McGuire also serves as a Director and Chairman of Hospital Billing and Collection Services, Inc. Mr. McGuire was the President and Chief Executive Officer of Kaleida Health from 2002 until the end of 2005. Prior to that, he served as the CEO of the Catholic Medical Centers of Brooklyn and Queens, Incarnate World Health Services (San Antonio, Texas), Mount Carmel Health (Columbus, Ohio), Mercy Health Care System (Scranton, Pennsylvania), Wills Eye Hospital (Philadelphia, Pennsylvania) and the Children’s Medical Center (Dayton, Ohio). Mr. McGuire’s healthcare career began in 1964 and he served in hospital administrative positions at the University of Wisconsin Hospitals before becoming the Corporate Chief Operating Officer of Mercy

Catholic Medical Center (Philadelphia, Pennsylvania) in 1979. Mr. McGuire’s professional experience also includes healthcare industry consulting and adjunct faculty positions in graduate business and health services administration at several universities. Mr. McGuire is a Life Fellow in the American College of Healthcare Executives, a Fellow in the New York Academy of Medicine, and a Fellow in the Royal Society of Medicine; and he has served on the boards of numerous healthcare provider and payer organizations and professional associations.

Class III Directors Whose Terms Expires in 2018

Daniel J. Sullivan	Mr. Sullivan, 69, has been a Director of CTG since 2002 and was appointed to serve as the non-executive Chairman of the Board of Directors in October 2014. He most recently served as the President and Chief Executive Officer of FedEx Ground from 1998 until 2007. FedEx Ground is a wholly owned subsidiary of FedEx Corporation. From 1996 to 1998, Mr. Sullivan was the Chairman, President and Chief Executive Officer of Caliber System. In 1995, Mr. Sullivan was the Chairman, President and Chief Executive Officer of Roadway Services. Mr. Sullivan is currently a member of the Board of Directors of Schneider National, Inc. (Green Bay, Wisconsin), where he serves as non-executive Chairman of the Board of Directors. Mr. Sullivan is also a current member of the Board of Directors of The Medical University of South Carolina Foundation where he serves as Vice Chairman of the Board of Directors. Mr. Sullivan previously served as a member of the Board of Directors of Pike Electric, Inc. from 2007 to 2014 (Pike Electric was sold in December 2014 to Court Square Capital Partners) , GDS Express (Akron, Ohio) from 2004 to 2009; and Gevity, Inc. (Bradenton, Florida) from 2008 to 2009. He is a former federal commissioner for the Flight 93 National Memorial project in Somerset County, Pennsylvania.

Clifford B. Bleustein

Mr. Bleustein, 46, was named Chief Executive Officer of the Company and appointed to the Company’s Board of Directors in April 2015. Mr. Bleustein most recently served as Chief Medical Officer and Global Provider Solutions Leader at Dell Services (Dell)—a position he held since October 2014. Mr. Bleustein joined Dell in March 2013 as Managing Director & Global Head of Healthcare Consulting. Prior to his career at Dell, Mr. Bleustein was a director in the health industries advisory practice at PricewaterhouseCoopers (PwC), where between 2009 and 2013 he focused on sales and delivery of PwC’s consulting services to healthcare providers. Mr. Bleustein began his professional career in 1996 as a general surgery resident at New York Hospital Medical Center of Queens. He served as a urology resident at Montefiore Medical Center from 2000 to 2004, then joined Urology Specialty Care from 2004-2007 and earned his board certification as a urologist. Mr. Bleustein also served as a visiting research fellow at Weill Medical Center College of Cornell University from 1998 to 2000, and an assistant clinical professor of urology at Albert Einstein College of Medicine of Yeshiva University from 2004 to 2007. He has been an adjunct professor of economics at New York University’s (NYU) Leonard N. Stern School of Business since 2008. Mr. Bleustein earned his bachelor’s degree in psychology from the University of Wisconsin—Madison, his doctor of medicine degree at the Medical College of Wisconsin and a master’s degree in business administration from the NYU’s Stern School of Business.

SECURITY OWNERSHIP OF THE COMPANY’S COMMON SHARES

BY CERTAIN BENEFICIAL OWNERS AND BY MANAGEMENT

Security Ownership of Certain Beneficial Owners

As of March 24, 2016, the following persons were beneficial owners of more than five percent of the Company’s common stock. The beneficial ownership information presented is based upon information furnished by each person or contained in filings made with the Securities and Exchange Commission. Except as otherwise indicated, each holder has sole voting and investment power with respect to the shares indicated. The following table shows the nature and amount of their beneficial ownership.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Ownership		Percent of Class
Common Stock	South Dakota Trust Company LLC, Trustee	2,703,251	(1)	14.4%
	CTG Stock Employee Compensation Trust
	201 S. Phillips Avenue, Suite 2000
	Sioux Falls, South Dakota 57104

Common Stock	Royce and Associates, LLC	2,789,653	(2)	14.9%
	745 Fifth Avenue New York, New York 10151

(1)	As set forth in a Schedule 13D filed on March 22, 2016, South Dakota Trust Company LLC, as Trustee for the Computer Task Group, Incorporated Stock Employee Compensation Trust, has sole voting and shared dispositive power over said shares. Pursuant to a Trust Agreement, amended and restated on January 1, 2014, the Trust will terminate on the earlier of (a) the date when the Trust no longer holds assets, (b) December 31, 2024, and (c) the date specified in a written notice of termination given by the Board of Directors to the Trustee.

(2)	Based solely on information contained in a Schedule 13G/A filed January 12, 2016, indicating that Royce & Associates LLC has sole voting and dispositive power over 2,789,653 shares.

Security Ownership by Management

The table below sets forth, as of March 24, 2016, the beneficial ownership of the Company’s common stock by (i) each director and nominee for director individually, (ii) each executive officer named in the summary compensation table individually, and (iii) all directors and executive officers of the Company as a group.

Name of Individual or Number in Group	Shares Owned	Shares Beneficially Owned (1)	Total Ownership (2)	Percent of Class
Clifford B. Bleustein	220,495	—	220,495	1.2%
James R. Helvey III	2,858	—	2,858	0.0%
David H. Klein	16,869	33,096	49,965	0.3%
William D. McGuire	43,524	125,300	168,824	0.9%
Valerie Rahmani	2,858	—	2,858	0.0%
Daniel J. Sullivan	107,969	260,000	367,969	2.0%
Arthur W. Crumlish	155,155	145,250	300,405	1.6%
Filip J.L. Gydé	122,224	103,499	225,723	1.2%
Brendan M. Harrington	140,905	110,000	250,905	1.3%
John M. Laubacker	53,293	43,250	96,543	0.5%
Peter P. Radetich	100,703	85,250	185,953	1.0%

All directors and executive officers as a group (12 persons)	1,014,551	905,645	1,920,196	10.1%

(1)	Amounts represent number of shares available to purchase through the exercise of options that were exercisable on or within 60 days after March 24, 2016.

(2)	The beneficial ownership information presented is based upon information furnished by each person or contained in filings made with the Securities and Exchange Commission. Except as otherwise indicated, each holder has sole voting and investment power with respect to the shares indicated.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors is divided into three classes serving staggered three-year terms. The Board has six directors and the following three committees: (i) Audit, (ii) Compensation, and (iii) Nominating and Corporate Governance. During 2015, the Board held a total of seventeen meetings. Each director attended at least 75% of the total number of Board meetings and the total number of meetings for the Board committees on which such director served.

Director Independence and Executive Sessions

The Board of Directors affirmatively determined in February 2016 that each of the Company’s five non-management directors, which include James R. Helvey III, David H. Klein, William D. McGuire, Valerie Rahmani and Daniel J. Sullivan, is an independent director in accordance with our corporate governance policies and the standards of the NASDAQ Stock Market (“NASDAQ”). As a result of these five directors being independent, a majority of our Company’s Board of Directors is currently independent as so defined. The Board of Directors has determined that there are no relationships between the Company and the directors classified as independent other than service on our Company’s Board of Directors.

The foregoing independence determination also included the conclusions of the Board of Directors that:

•

each member of the Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee described in this proxy statement is respectively independent under the standards listed above for purposes of membership on each of these committees; and

•	each of the members of the Audit Committee also meets the additional independence requirements under Rule 10A-3(b) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

Mr. Sullivan serves as the Chairman of the Board of Directors and is responsible for scheduling and setting the agenda for the executive sessions of the independent directors. Such executive sessions are expected to occur at regularly scheduled times during the fiscal year ending December 31, 2016, typically in conjunction with a regularly scheduled Board meeting, in addition to the separate meetings of the standing committees of the Board of Directors.

The Board of Directors has also adopted a statement of corporate governance principles that is available on the Company’s website as described below under “Corporate Governance and Website Information.”

Audit Committee

The Audit Committee is composed of five directors: James R. Helvey III, Chairman, David H. Klein, William D. McGuire, Valerie Rahmani and Daniel J. Sullivan, and operates under a written charter adopted by the Board of Directors. The charter of the Audit Committee is available on our Company’s website as described below under “Corporate Governance and Website Information.” The Audit Committee met six times during 2015.

The primary purposes of the Audit Committee are to oversee on behalf of the Company’s Board of Directors: (1) the accounting and financial reporting processes of the Company and integrity of the Company’s financial statements, (2) the audits of the Company’s financial statements and appointment, compensation, qualifications, independence and performance of the Company’s independent registered public accounting firm, (3) the Company’s compliance with legal and regulatory requirements, (4) the Company’s internal audit function, and (5) the preparation of the Audit Committee report that SEC rules require to be included in the annual proxy statement. The Audit Committee’s job is one of oversight. Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles. The

Company’s independent registered public accounting firm is responsible for auditing those financial statements. It is the Audit Committee’s responsibility to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews. Therefore, the Audit Committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles, on its discussions with the independent registered public accounting firm and on the representations of the Company’s independent registered public accounting firm included in its report on the Company’s financial statements.

The Board of Directors has determined that the members of the Audit Committee are independent as described above under “Director Independence and Executive Sessions” and that each of them is able to read and understand fundamental financial statements. The Board of Directors has determined that James R. Helvey III is an “audit committee financial expert” as defined in Item 407 of Regulation S-K. Under the rules of the SEC, the determination that a person is an audit committee financial expert does not impose on such person any duties, obligations or liability any greater than the duties, obligations and liability imposed on any other member of the Audit Committee or the Board of Directors. Moreover, the designation of a person as an audit committee financial expert does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements with management; and has discussed with the Company’s independent auditors the matters required to be discussed pursuant to the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountant the independent registered public accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

Submitted by the Audit Committee

James R. Helvey III, Chairman

David H. Klein

William D. McGuire

Valerie Rahmani

Daniel J. Sullivan

Nominating and Corporate Governance Committee and Director Nomination Process

The Nominating and Corporate Governance Committee is composed of David H. Klein, Chairman, James R. Helvey III, William D. McGuire, Valerie Rahmani and Daniel J. Sullivan. This Committee held eight meetings during 2015.

This Nominating and Corporate Governance Committee has a charter that is available on our Company’s website as described below under “Corporate Governance and Website Information.” The primary purposes of the Committee are to (a) identify and select the individuals qualified to serve on the Company’s Board of Directors for election by shareholders at each annual meeting of shareholders and to fill vacancies on the Board of Directors, (b) implement the Board’s criteria for selecting new directors, (c) develop, recommend to the Board, and assess corporate governance policies for the Company, and (d) oversee the evaluation of the Board.

The Board of Directors has determined that the members of the Nominating and Corporate Governance Committee are independent as described above under “Director Independence and Executive Sessions.”

Director Nominations Made by Shareholders. The Nominating and Corporate Governance Committee will consider nominations timely made by shareholders pursuant to the requirements of our By-laws, which are further discussed under “Shareholder Proposals.” The Nominating and Corporate Governance Committee has not formally adopted any specific elements of this policy, such as minimum specific qualifications or specific qualities or skills that must be possessed by qualified nominees, beyond the Nominating and Corporate Governance Committee’s willingness to consider candidates proposed by shareholders.

Procedure for Shareholders to Nominate Directors. Any shareholder who intends to present a director nomination proposal for consideration at the 2017 annual meeting may use the procedures set forth in the Company’s By-laws, although the Company would not be required to include the nomination proposal as a proposal in the proxy statement and proxy card mailed to shareholders in connection with the next annual meeting of shareholders. For shareholder nominations of directors to be properly brought before an annual meeting by a shareholder pursuant to the By-laws, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder’s intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to and received by the Secretary of the Company not later than 60 days in advance of the originally scheduled date of the annual meeting of shareholders.

The shareholder’s notice referred to above must set forth (1) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (2) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated by the Board of Directors; and (5) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Board Composition and Diversity. The Nominating and Corporate Governance Committee’s current process for identifying and evaluating nominees for director consists of general periodic evaluations of the size and composition of the Board of Directors with a goal of maintaining continuity of appropriate industry expertise and knowledge of the Company. The Nominating and Corporate Governance Committee strives to compose the Board of Directors with individuals possessing a variety of complementary skills.

With respect to the nominees for election at this meeting and with respect to the other members of the Board, the Nominating and Corporate Governance Committee and the Board of Directors as a whole focused primarily on the experience, qualifications, attributes and skills discussed in each of the director’s biographies set forth above. In each case, the Nominating and Corporate Governance Committee and the Board of Directors considered important the achievements of the individual in the successful career described. With regard to Mr. Klein, the Nominating and Corporate Governance Committee and the Board particularly noted his extensive experience managing health plan entities and his knowledge of the healthcare industry—which is an important market for the Company’s services. With regard to Ms. Rahmani, the Nominating and Corporate Governance Committee and the Board particularly noted her experience in cyber-security and her extensive management experience within the IT Services industry. With regard to Mr. Helvey, the Nominating and Corporate Governance Committee and the Board particularly noted his extensive financial experience and prior audit committee experience. With regard to Mr. Bleustein, the Nominating and Corporate Governance Committee and the Board believe that it is important that they have immediate access to his direct involvement in the management of the Company. With regard to Mr. McGuire, the Nominating and Corporate Governance Committee and the Board particularly noted his knowledge of and experience with the healthcare industry. With regard to Mr. Sullivan, the Nominating and Corporate Governance Committee and the Board particularly noted the broad perspective resulting from his diverse experience in managing and serving as an officer for a large, public company.

Although diversity may be a consideration in the Nominating and Corporate Governance Committee’s process, the Nominating and Corporate Governance Committee and the Board of Directors do not have a formal policy with regard to the consideration of diversity in identifying director nominees. Since neither the Board nor the Nominating and Corporate Governance Committee has received any shareholder nominations in the past, the Nominating and Corporate Governance Committee has not considered whether there would be any differences in the manner in which the Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder.

Source of Recommendation for Current Nominees. The nominees for director included in this proxy statement have been formally recommended by the incumbent independent directors who serve on the Nominating and Corporate Governance Committee. The Company did not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

Past Nominations from More Than 5% Shareholders. Under the SEC rules (and assuming consent to disclosure is given by the proponents and nominee), the Company must disclose any nominations for director made by any person or group beneficially owning more than 5% of the Company’s outstanding common stock received by the Company by the date that was 120 calendar days before the anniversary of the date on which its proxy statement was sent to its shareholders in connection with the previous year’s annual meeting. The Company did not receive any such nominations.

Shareholder Communications to the Board of Directors

Any record or beneficial owner of the Company’s common stock who has concerns about accounting, internal accounting controls, auditing matters or any other matters relating to the Company and wishes to communicate with the Board of Directors on such matters may contact the Audit Committee directly. The Audit Committee has undertaken on behalf of the Board of Directors to be the recipient of communications from shareholders relating to the Company. If particular communications are directed to the full Board, independent directors as a group, or individual directors, the Audit Committee will route these communications to the appropriate directors or committees so long as the intended recipients are clearly stated. Alternatively, any interested parties may communicate with the Chairman of the Board of Directors by writing to Daniel J. Sullivan, c/o Computer Task Group, Incorporated, 800 Delaware Avenue, Buffalo, New York 14209.

Communications intended to be anonymous may be made by calling the Company’s Whistleblower Hotline Service at 800-854-5313 and identifying yourself as an interested party intending to communicate with the Audit Committee (this third party service undertakes to forward such communications to the Audit Committee if so requested, assuming the intended recipient is clearly stated). You may also send communications intended to be anonymous by mail, without indicating your name or address, to Computer Task Group, Incorporated, 800 Delaware Avenue, Buffalo, New York 14209, Attention: Chairman of the Audit Committee. Communications not intended to be made anonymously may also be made by calling the hotline number or by mail to that address.

Shareholder proposals intended to be presented at a meeting of shareholders by inclusion in the Company’s proxy statement under SEC Rule 14a-8 or intended to be brought before a shareholders’ meeting in compliance with the Company’s By-laws are subject to specific notice and other requirements referred to under “Shareholder Proposals” and in applicable SEC rules and the Company’s By-laws. The communications process for shareholders described above does not modify or eliminate any requirements for shareholder proposals intended to be presented at a meeting of shareholders. If you wish to make a proposal to be presented at a meeting of shareholders, you may not communicate such proposals anonymously and may not use the hotline number or Audit Committee communication process described above in lieu of following the notice and other requirements that apply to shareholder proposals intended to be presented at a meeting of shareholders.

The Company encourages its directors to attend its annual meetings but has not adopted a formal policy requiring this attendance. All of our directors attended our annual meeting on May 6, 2015.

Corporate Governance and Website Information

The Company follows certain corporate governance requirements that it believes are in compliance with the corporate governance requirements of the NASDAQ listing standards and SEC regulations. The principal elements of these governance requirements as implemented by our Company are:

•	affirmative determination by the Board of Directors that a majority of the directors is independent;

•	regularly scheduled executive sessions of independent directors;

•

Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee comprised of independent directors and having the purposes and charters described above under the separate committee headings;

•	internal audit function;

•	corporate governance principles of our Board of Directors;

•	specific authorities and procedures outlined in the charters of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee; and

•

a code of business conduct and ethics applicable to directors, officers and employees of our Company. This code also contains a sub-section that constitutes a code of ethics (the “Code of Ethics”) specifically applicable to the Chief Executive Officer, Chief Financial Officer and other members of our Company’s finance department based on their special role in promoting fair and timely public reporting of financial and business information about our Company.

The charters of the Audit Committee, Compensation Committee, and Nominating and Governance Committee, the corporate governance principles of the Board of Directors, and the Code of Ethics are available without charge on the Company’s website at www.ctg.com, by clicking on “Investors,” and then “Corporate Governance.” We will also send these documents without charge and in print to any shareholder who requests them. The Company intends to disclose any amendments to or waivers of the Code of Ethics on its website.

Board Leadership and Role in Risk Oversight

The Company’s Board has elected to separate the Chairman and the CEO roles and has appointed Mr. Sullivan to serve as the Company’s Chairman of the Board. The Company believes that splitting such governance roles promotes independent oversight of management and facilitates a balance of power more aligned with shareholder interests.

The Board views enterprise risk management (“ERM”) as an integral part of the Company’s strategic planning process and, as such, has charged the Audit Committee with the responsibility of overseeing the ERM process. To facilitate coordination of ERM at the operational level, the Audit Committee appointed the company’s CFO as the Company’s Chief Risk Officer (“CRO”). In this capacity, the CFO works with the CEO and executive officers of the Company to provide periodic ERM reports to the Audit Committee; and strives to generate careful and thoughtful attention on the Company’s ERM process, the nature of material risks to the Company and the adequacy of the Company’s policies and procedures designed to mitigate these risks. Among the matters that are considered in the Company’s ERM process is the extent to which the Company’s policies and practices for incentivizing and compensating employees, including non-executive officers, may create risks that are reasonably likely to have a material adverse effect on the Company. In this manner, the Board believes it appropriately encourages management to promote a corporate culture that appreciates risk management and incorporates it into the overall strategic planning process of the Company.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, the Compensation Committee was comprised entirely of independent directors. The Compensation Committee of the Board of Directors is composed of William D. McGuire, Chairman, James R. Helvey III, David H. Klein, Valerie Rahmani and Daniel J. Sullivan.

Certain Relationships and Related Transactions

Sharon Reynolds, the wife of one of the Company’s former executive officers, Ted Reynolds, was employed by the Company since 2009. In 2015, Mrs. Reynolds served as the Company’s Senior Solutions Director and received a salary of $231,165 and an incentive of $13,750. Mrs. Reynolds was not awarded any restricted stock or stock option grants in 2015. At no time during 2015 did Mrs. Reynolds report directly to Ted Reynolds; and the Company’s written anti-nepotism policy would prohibit such a direct reporting structure in the future. It is the Company’s belief that the reporting structure did not present a conflict of interest; and, as such, the Company has no additional policies or procedures implemented to further review, approve or ratify the aforementioned transaction. Had the reporting structure resulted in a potential conflict of interest, the Company’s Code of Conduct would require further review of the activity by the Board. Ted Reynolds resigned from the Company in May 2015. Sharon Reynolds resigned from the Company in January 2016.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Composition and Primary Purposes

The Compensation Committee of the Board of Directors is composed of William D. McGuire, Chairman, James R. Helvey III, David H. Klein, Valerie Rahmani and Daniel J. Sullivan. The Compensation Committee is responsible for overseeing the administration of the Company’s employee stock and benefit plans, establishing policies relating to the compensation of employees and setting the terms and conditions of employment for executive officers. During 2015, the Compensation Committee held a total of seven meetings. The Board of Directors has determined that the members of the Compensation Committee are independent as described above under “Director Independence and Executive Sessions.”

The Compensation Committee has a charter that is available on our Company’s website as described above under “Corporate Governance and Website Information.” The Compensation Committee reviews the charter annually and updates the charter as necessary.

The primary purposes of the Compensation Committee are to:

(1)	review and approve corporate goals and objectives relevant to the Company’s compensation philosophy,

(2)	evaluate the CEO’s performance and determine the CEO’s compensation in light of those goals and objectives,

(3)	review and approve executive officer compensation, incentive compensation plans and equity-based plans; and

(4)	produce an annual report on executive compensation, and approve the Compensation Discussion and Analysis, for inclusion in the Company’s annual proxy statement.

Effect of Say-on-Pay Vote

At the May 2015 annual meeting, shareholders were asked to approve the Company’s fiscal 2014 executive compensation programs. Of those who voted, over 73% voted to approve the proposal. In light of these results, and in consideration of shareholder input obtained from outreach efforts taken in connection with the 2015 meeting, the Compensation Committee carefully reviewed the Company’s executive compensation practices. The Committee concluded that the Company’s existing executive compensation programs continue to be the most appropriate for the Company and effective in rewarding executives commensurate with business results. The Committee believes that the best way to align the CEO’s compensation with shareholder interests is to place the majority of his compensation at-risk—in the form of long-term performance based equity awards and annual incentive opportunity. In 2014, approximately 70% of the total compensation for the CEO was in the form of at-risk performance-based compensation—consisting of long-term equity awards and performance based incentives. The Committee continued this practice of heavily weighting at-risk performance-based incentives in 2015.

Compensation Philosophy and Executive Compensation Objectives

Given the exceptionally competitive nature of the IT Industry, the Company’s Compensation Committee and management believe it is strategically critical to attract, retain and motivate the most talented employees possible by providing competitive total compensation packages. This general philosophy on compensation applies to all employees of the Company. With regard to executive officer compensation, the Company seeks to accomplish the following high-level objectives:

•

Offer a Competitive Total Compensation Package. To attract the most talented executive officers possible, the Company should tailor each executive officer’s total compensation plan to reflect average total compensation offered at similar organizations. This is accomplished by means of routine compensation surveying, the process for which is described further below.

•

Tie Total Compensation to Performance in a Meaningful Manner. To promote the Company’s overall annual and long-term financial and operating objectives, a significant portion of total compensation should be based upon the accomplishment of specific Company objectives within an executive officer’s purview. This is accomplished by means of various performance-based incentive plans described further below.

•

Encourage Executives to Think Like Shareholders. To promote the best interests of shareholders, executive officers should be encouraged to maintain a significant equity interest in the Company. This is accomplished by means of various equity award plans described further below.

How Executive Compensation is Determined

In order to promote the Company’s objective of tying total compensation to performance in a meaningful manner, the Company has adopted a uniform approach to compensation planning. In short, once the Board of Directors has reviewed and approved the corporate goals and objectives for the entire Company, the Compensation Committee begins the process of setting compensation for the executive officers. Once compensation has been set for the executive officers, they in turn are able to set performance-based objectives for their direct reports. This approach to compensation planning continues throughout the organization. In this manner, the compensation planning process seeks to optimize shareholder value by integrating appropriate employee responsibilities with corporate objectives.

In an effort to accomplish the Company’s objective of offering competitive total compensation packages, the Compensation Committee routinely surveys total compensation packages for all executive officers. In 2015, as has been the practice for several years, the Compensation Committee retained the services of Pay Governance LLC (“Pay Governance”), a highly-regarded independent compensation consulting firm, to undertake an annual compensation review for each of the Company’s executive officers. Pay Governance reports to, and acts solely at the direction of, the Compensation Committee. Pay Governance does not provide any other services to the Company or any of the Company’s executive officers individually, aside from those services provided to the Compensation Committee. Pay Governance has provided the Committee with appropriate assurances and confirmation of its independent status. Furthermore, the Committee has considered the factors set forth in 17 C.F.R. §240.10C-1(b)(4)(i)-(vi) and believes that Pay Governance has been independent throughout its services to the Committee. Prior to conducting the study, Pay Governance was provided with job descriptions for each of the executive officers and was specifically instructed to provide the Compensation Committee with a Competitive Market Analysis—a written report for each executive officer reflecting the competitive range of total compensation for comparable positions.

Surveying Methodology Used. Pay Governance used a Towers Watson executive compensation database to create the report. This database contains compensation data from approximately 1,115 companies. From this data, Pay Governance performed regression analyses designed to identify a competitive range for jobs in similar companies by revenue size, and in similar business units or with similar position-specific revenue responsibilities. Pay Governance’s competitive range is based solely on external competitive data and does not take individual performance or internal pay equity into account. The competitive range identified in the Pay Governance report approximates the statistical mean within one standard deviation. As such, the competitive range tends to fall within approximately fifteen percent (15%) of either side of the median. Deviation within this range is usually explained by differences in experience, length of service and/or differences in responsibilities.

For 2015, the Pay Governance report observed that total compensation for all named executive officers was within the competitive range.

To further assess the Company’s overall compensation practices versus the market, Pay Governance collected pay data for the CFO position from the most recent proxy statements for five peer companies selected by the Compensation Committee.1 Pay Governance selected only the CFO position because all companies are required to report data on this position and the duties are generally comparable. The results of this comparison indicated that the compensation level for the CFO fell between the 25th and 50th percentiles of the peer companies.

Upon completion of the report, the Compensation Committee met personally with a representative of Pay Governance to review the document. The Compensation Committee used a separate Pay Governance study, in conjunction with the Company’s overall long-term financial and operating objectives for 2015, to set total compensation for the CEO. Prior to approving Mr. Bleustein’s total compensation package for 2015, the Compensation Committee also reviewed the details of each aspect of Mr. Bleustein’s compensation. Mr. Bleustein had no direct role in establishing the terms of his own compensation. The details of Mr. Bleustein’s total compensation for 2015 are discussed in more detail below.

The CEO used the Pay Governance Competitive Market Analysis, in conjunction with the Company’s overall long-term financial and operating objectives for 2015, to make compensation recommendations to the Board for each executive officer. It has been the practice of the Board to approve total compensation packages that contain a significant portion of tailored, performance-based incentives within the executive officer’s purview. The executive officers have no direct role in establishing the terms of their compensation. The details of each named executive officer’s total compensation for 2015 are discussed below in more detail.

Components of Executive Compensation

The compensation paid to the Company’s executive officers, as reflected in the tables set forth in this proxy statement, can be broken down into the following three general categories: (i) Baseline Compensation, (ii) Performance-Based Incentives and (iii) Equity-Based Incentives.

Baseline Compensation

Baseline Compensation includes annual base salary, standard employee benefits available to all employees generally and participation in certain executive level employee benefit programs. Once awarded, compensation payments made under this component are provided during the course of the year without regard to achievement of specific performance-based objectives. The Company chooses to pay this component of compensation because it comprises the foundation of executive compensation. As such, the Company considers maintaining competitive levels of baseline compensation essential to attracting and retaining talented personnel.

Annual Base Salary—In an effort to stay competitive, annual salaries for executive officers are reviewed by the Compensation Committee on a yearly basis. With respect to determining the base salary of executive officers, the Committee takes into consideration the compensation report prepared by Pay Governance, the executive’s individual performance as well as length of service and internal equity considerations. Of these factors, the Pay Governance report is generally given the most weight. In addition, if circumstances warrant, such as a change in role or responsibility, the Compensation Committee may grant discretionary bonuses from time to time to executive officers. The Compensation Committee granted no discretionary bonuses in 2015.

Standard Employee Benefits—Executive officers are entitled to participate in the same benefit programs afforded generally to all other employees of the Company. Such benefits generally include a 401(k) program, Medical/Dental/Vision Health Plans, Employee Stock Purchase Plan, Short-Term and Long-Term Disability Plans and Flexible Spending Account Plan.

[1]	The five companies selected were: (i) Analysts International Corp., (ii) CIBER, Inc., (iii) Compuware Corporation, (iv) Mastech Holdings, Inc. and (v) Sapient Corp.

Executive Level Benefits—In addition to the benefits afforded to employees generally, executive officers are also eligible to participate in or receive the benefit of the following Company sponsored Executive Level Benefits: Long-Term Executive Disability Plan, Executive Life Insurance Plan, Accidental Death & Dismemberment and Travel Accident Plan, Income Tax Preparation and Advice program, Executive Medical and Dental Plan program, and the Company’s change in control agreements.2 A synopsis of these executive level benefits is provided below:

•

Long-Term Executive Disability Plan. The Company will pay, on the executive’s behalf, the premiums associated with maintaining a long-term disability policy with approximately seventy percent (70%) salary replacement up to $25,000 per month. The benefits provided under the Long-Term Executive Disability Plan are provided in lieu of the Long-Term Disability Plan afforded to employees generally.

•

Executive Life Insurance Plan. The Company will pay, on the executive’s behalf, the premiums associated with maintaining a life insurance policy with coverage equal to three times current annual base salary.

•

Accidental Death & Dismemberment & Travel Accident Plan. The Company will pay, on the executive’s behalf, the premiums associated with maintaining an accidental death and dismemberment policy with coverage equal to four times current annual base salary.

•	Income Tax Preparation and Advice Program. The Company will generally reimburse executives for out-of-pocket fees expended, up to $2,000[3], on tax preparation, planning or advice.

•	Executive Medical and Dental Plan Program. The Company will reimburse executives for out-of-pocket expenses, up to $10,000, on qualifying medical or dental expenditures.

•

Change in Control Agreements. All executive officers Change in Control agreements contain double trigger mechanisms. Pursuant to the terms of these agreements, executives are generally entitled to the following benefits in the event of a Change in Control (as defined in the agreements): (a) immediate vesting of all stock-related awards granted under the 2010 Equity Award Plan, the 2000 Equity Award Plan, or the 1991 Restricted Stock Plan; (b) immediate vesting and cash payout of any deferred compensation accruing pursuant to the Company’s Nonqualified Key Employee Deferred Compensation Plan; and (c) to the extent that the executive’s stock option rights are impeded or adversely affected by the resulting Change in Control (i.e., no comparable conversion options offered), an executive is entitled to an immediate lump sum payout of the built in gain on all unexercised stock options, calculated as of the date of the Change in Control. Further, additional severance benefits apply in the event the executive’s employment is terminated for Good Reason by the executive or without Cause by the Company within six (6) months before or twenty-four (24) months after the date of Change in Control. These additional severance benefits include: a lump sum payment of two times the executive’s annual rate of salary, a lump sum payment of two times the executive’s average annual Incentive (calculated from the preceding three years), a lump sum payout (in lieu of continued healthcare coverage) equal to twenty-five percent (25%) of current salary and highest annual Incentive (from the preceding three years), indemnification coverage for a period of sixty (60) months, a cash-out of equity-based compensation; and payout of any and all deferred compensation accruing up to the date of termination. For more information on Potential Change in Control related payments, see “Potential Payments upon Termination or Change in Control.”

[2]	Since Belgian law designates the calculation of separation benefits, Mr. Gydé does not have a change in control agreement.
[3]	European executives receive up to 2,000 Euros.

Performance-Based Incentives

Performance-based incentives include an annual cash incentive (“Incentive”) and participation in the Company’s Nonqualified Key Employee Deferred Compensation Plan (“Deferred Compensation Plan”). Compensation payments provided under these programs are conditional upon the accomplishment of specific performance-based goals. The Company chooses to pay this component of compensation because it believes such compensation programs are critical to motivating executive officers in a manner that directly impacts shareholder value.

Annual Cash Incentive Compensation—Each executive officer’s total annual compensation includes a potential Incentive award. Incentive payments are contingent upon the accomplishment of certain performance-based objectives selected by the Compensation Committee annually. In selecting objectives, the Compensation Committee seeks to individually tailor performance criteria for each executive officer. The amounts of the Incentive, and the formula for calculating actual payments, are regularly reviewed and surveyed in conjunction with the Pay Governance study discussed earlier. In 2015, the Compensation Committee established performance objectives for the executive officers based on targeted levels of revenue and operating income. To the extent an executive officer has specific operational responsibilities, performance objectives were split between: (i) consolidated revenue and operating income for the entire Company and (ii) business unit revenue and gross profit for that executive officer’s focus of operation. Targets for non-operational executive officers, including the CEO, were based solely on consolidated revenue and operating income for the entire Company. In 2015, the planned consolidated revenue and consolidated operating income targets for all executive officer incentive plans were $413,778,000 and $13,664,000, respectively.4

The formula for calculating each executive officer’s Incentive provides that at least eighty percent (80%) of the stipulated plan target (“Threshold”) must be achieved before any remuneration is awarded for that objective. If the Threshold is achieved, the executive officer receives fifty percent (50%) of the designated plan award for that objective. Then, for each additional percentage point (1%) achieved above the Threshold, up to one hundred percent (100%) of the plan target (“Objective Goal”), the executive officer receives another two and one-half percent (2.5%) of the designated plan award for that objective. For each additional percentage point (1%) achieved above the Objective Goal, the executive officer receives another five percent (5%) of the designated plan award for that objective. Each plan prohibits the receipt of amounts in excess of two hundred percent (200%) of the designated plan award for that objective.

The designated plan award is generally calculated as a percentage of annual base salary. In 2015, the designated plan awards were: (i) for Mr. Bleustein, CEO, ninety percent (90%) of base salary actually paid, (ii) for Mr. Harrington, CFO, seventy-five percent (75%) of base salary actually paid, (iii) for Mr. Laubacker, Treasurer, fifty percent (50%) of base salary actually paid, (iv) for Mr. Gydé, SVP, forty-five percent (45%) of base salary actually paid, (v) for Mr. Crumlish, SVP, fifty percent (50%) of base salary actually paid, and (vi) for Mr. Radetich, SVP, fifty-five percent (55%) of base salary actually paid.

The Compensation Committee believes that each executive officer’s Incentive plan targets for 2015 involve a reasonably challenging degree of difficulty that considers current economic challenges and reflects the Board’s desire to maintain flexibility in enhancing the executive officer’s focus, motivation and enthusiasm. The Compensation Committee does exercise discretion to award Incentive compensation absent achievement of the specified thresholds or to reduce or increase the size of any award or payout. In this manner, the Compensation Committee believes that each executive officer’s Incentive plan targets are reasonably tailored to promote the Company’s overall annual and long-term financial goals.

[4]	Mr. Bleustein’s consolidated revenue and operating income targets were set at $394,646,000 and $10,711,000, respectively. Since Mr. Bleustein’s start date was in the second quarter, these lower targets were intended to reflect his non-participation in the Company’s first quarter.

Deferred Compensation—This component of executive compensation consists of employee and Company contributions under the Deferred Compensation Plan for those executives chosen to participate in the plan. Executives chosen to participate in the plan are eligible to elect to defer a percentage of their annual cash compensation. In addition, executives are also eligible to receive a Company contribution under the plan in an amount equal to a specified percentage of the sum of the executive’s 2015 Base Salary and Incentive compensation. Payment of the Company’s contribution is contingent on the accomplishment of certain performance targets5 recommended by the CEO and approved by the Compensation Committee. Actual amounts paid under the Company contributions, and the formula for calculating actual payments, are regularly reviewed and approved by the Compensation Committee. The contribution can be made in cash or the Company’s common stock, as determined by the Compensation Committee. In 2015, for those executives chosen to participate in the plan6, the Company’s contribution percentage was ten percent for Mr. Bleustein (10%), and seven and one-half percent (7.5%) of the annual amounts received from both Base Salary and annual Incentive amounts for the other named executive officers. The Company’s Omnibus Code Section 409A Compliance Policy became effective as of January 1, 2009. This policy is designed to ensure compliance with Internal Revenue Code Section 409A and applicable Treasury Regulations for arrangements that are or may constitute nonqualified deferred compensation plans.

Equity-Based Incentives

This component of executive compensation consists of grants of restricted stock and stock options under the Company’s 2010 Equity Award Plan and the 1991 Restricted Stock Plan.7 In making such grants, the Compensation Committee considers an executive’s past contributions and expected future contributions towards Company performance. Grants are made to key employees of the Company who, in the opinion of the Compensation Committee, have had and are expected to continue to have a significant impact on the long-term performance of the Company. The awards are designed to reward individuals who remain with the Company; and to further align employee interests with those of the Company’s shareholders. The Company chooses to pay this component of compensation because it believes that stock ownership by management is beneficial in aligning management’s activities and decisions with shareholders’ interests of maximizing share value.

Except in circumstances of new or recently promoted executive officers, the Compensation Committee generally grants equity compensation on a set date each year. The Company does not time or plan the release of material non-public information for the purpose of affecting the value of compensation. Equity awards may also be granted at other meetings of the Compensation Committee to individuals who become executive officers, are given increased responsibilities during the year or in recognition of special accomplishments. The Company has stock ownership guidelines for senior executive officers requiring each such officer to own Company shares valued at the equivalent of his or her annual base salary.

Restricted Stock Grants During 2015—The Compensation Committee granted restricted stock awards, under the 2010 Equity Award Plan and the Company’s 1991 Restricted Stock Plan, to various executive officers as identified in the tables below. In general, recipients of restricted stock awards receive a specified number of non-transferable restricted shares to be held by the Company, in the name of the grantee, until satisfaction of stipulated vesting requirements. Upon satisfaction of such vesting requirements, restrictions prohibiting

[5]	In 2015, the performance targets for the Deferred Compensation Plan matched the Incentive targets discussed above. A five percent contribution would be earned for between 50 and 90 percent attainment, a 7.5 percent contribution for attainment between 90 and 110 percent, and a 10 percent contribution for attainment in excess of 110 percent.
[6]	Except for Mr. Gydé, all of the Company’s Named Executive Officers participated in the Deferred Compensation Plan in 2015.
[7]	The 2010 Equity Award Plan was adopted by the Shareholders in 2010. As of the date of this filing, grants made prior to the adoption of the 2010 Equity Award Plan are still outstanding and, as such, are governed by the terms of predecessor Award Plans.

transferability will be removed from the vested shares. In determining whether to grant an individual restricted stock, the Compensation Committee considers an executive’s contribution toward Company performance, expected future contribution and the number of options and shares of common stock presently held by the executive. For awards of restricted stock granted in 2015 to executive officers, shares vest in four equal installments over the next four years, beginning on the first anniversary of the date of grant. Similar to awards of stock options, restricted stock awards directly align compensation with increases in shareholder value; and provide benefits of share ownership (such as voting rights) immediately upon grant.

Stock Options Granted During 2015—The Compensation Committee granted stock options under the Company’s 2010 Equity Award Plan to various executive officers as identified in the tables below. In general, recipients of the stock options receive the right to purchase shares of common stock of the Company in the future at a price equal to the value of the Company’s common stock, as reported on NASDAQ, at closing on the date of grant. The Compensation Committee determines the dates and terms upon which options may be exercised, as well as whether the options will be incentive stock options or nonqualified stock options. For awards granted to executive officers in 2015, options vest in four equal installments over the next four years, beginning on the first anniversary of the date of grant.8 All stock options have a term of ten years from the date of grant. In determining whether to grant an individual stock options, the Compensation Committee considers an executive’s contribution toward Company performance, expected future contribution and the number of options and shares of common stock presently held by the executive. Any value that might be received from an equity grant depends upon increases in the price of the Company’s common stock. Accordingly, the amount of compensation to be received by an executive is directly aligned with increases in shareholder value.

[8]	In 2015, however, Mr. Gydé received a grant of 10,200 stock options which will vest, in their entirety, in 2019. This method of vesting was provided as a means of accommodating certain tax laws in Belgium, which require recognition of tax consequences on the date of grant. Also, upon accepting employment with the Company, Mr. Bleustein received a grant of 200,000 stock options which will vest in two equal installments in 2017 and 2018.

2015 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary (c) ($)	Stock Awards (e) ($) (1)	Option Awards (f) ($) (2)	Non-Equity Incentive Plan Compensation (g) ($)		All Other Compensation (i) ($) (5)		Total (j) ($)
Clifford B. Bleustein	2015	$369,863	$503,840	$434,340	$511,065	(3)	$32,704	(6)	$1,939,905
President and CEO (April 2015 to present)					$88,093	(4)

Brendan M. Harrington	2015	$336,384	$133,144	$42,912	$230,048	(3)	$45,281	(7)	$830,251
SVP & CFO ( until Oct. 2014, April 2015 to present) Interim CEO (Oct. 2014 to April 2015)					$42,482	(4)
	2014	$332,378	$110,045	$58,183	$44,643	(3)	$41,027	(7)	$605,127
					$18,851	(4)
	2013	$305,000	$113,740	$83,187	$167,448	(3)	$36,691	(7)	$729,688
					$23,622	(4)

John M. Laubacker	2015	$211,301	$70,312	$22,540	$99,586	(3)	$27,228	(8)	$454,284
Treasurer (until Oct. 2014, April 2015 to present) Interim CFO ( Oct. 2014 to April 2015)					$23,317	(4)
	2014	$187,479	$47,404	$40,728	$17,061	(3)	$23,230	(8)	$326,129
					$10,227	(4)

Filip J.L. Gydé	2015	$274,559	$97,988	$30,456	$137,579	(3)	$120,289	(9)	$660,871
SVP and GM, CTG Europe (until Oct. 2014, April 2015 to present) Interim EVP of Operations (Oct. 2014 to April 2015)					$—	(4)
	2014	$325,048	$71,106	$62,152	$97,596	(3)	$144,389	(9)	$700,291
					$—	(4)
	2013	$305,205	$66,176	$81,901	$143,177	(3)	$145,674	(9)	$742,133
					$—	(4)

Arthur W. Crumlish	2015	$277,000	$97,988	$31,425	$128,149	(3)	$28,504	(10)	$593,452
SVP and GM, Strategic Staffing Solutions					$30,386	(4)
	2014	$277,000	$71,106	$52,365	$73,085	(3)	$22,347	(10)	$513,407
					$17,504	(4)
	2013	$269,000	$66,176	$74,868	$121,038	(3)	$59,172	(10)	$609,756
					$19,502	(4)

Peter P. Radetich	2015	$278,000	$97,988	$31,425	$115,179	(3)	$38,321	(11)	$590,401
SVP and General Counsel					$29,488	(4)

(1)	The amounts in column (e) reflect the aggregate grant date fair value for the awards granted in the fiscal years ended December 31, 2015, 2014 and 2013 as applicable, as computed in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2015, including the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or about February 23, 2016.

(2)	The amounts in column (f) reflect the aggregate grant date fair value for the options granted in the fiscal years ended December 31, 2015, 2014 and 2013 as applicable, as computed in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2015, including the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or about February 23, 2016.

(3)	Represents cash payments earned under the respective executive’s annual cash incentive plan, and additional incentives for Messrs. Harrington, Laubacker and Gydé of $40,000, $20,000 and $30,000, respectively, for their promotion into interim executive roles from October 2014 to April 2015.

(4)	Represents amounts contributed by the Company under the Computer Task Group, Incorporated Nonqualified Deferred Compensation Plan.

(5)	Life Insurance. During 2015, the Company provided life insurance benefits for Messrs. Bleustein, Harrington, Laubacker, Crumlish, and Radetich. The premiums paid by the Company for these benefits totaled $11,536, $10,651, $7,725, $0, and $18,072, respectively. In 2014, the premiums for these life insurance benefits for Messrs. Harrington, Laubacker and Crumlish totaled $11,298, $6,272 and $0, respectively. In 2013, the premiums for these life insurance benefits for Messrs. Harrington and Crumlish totaled $10,400 and $34,856, respectively.

401(k) Contributions. The Company may match up to 3% of the contributions made by Messrs. Bleustein, Harrington, Laubacker, Crumlish, and Radetich to the Computer Task Group, Incorporated 401(k) Retirement Plan. Contributions made by the Company during 2015 totaled $5,685, $7,950, $7,402, $7,950 and $0. Contributions made by the Company during 2014 for Messrs. Harrington, Laubacker and Crumlish totaled $7,800, $7,465, and $7,800, respectively. Contributions made by the Company during 2013 for Messrs. Harrington and Crumlish totaled $7,650 each.

(6)	In addition to life insurance premiums and 401(k) contributions (as further disclosed in footnote 5), during 2015, Mr. Bleustein received a total value of $15,483 from the following Executive Level Benefits (which are further described beginning on page 17): Long-Term Executive Disability Plan, Accidental Death & Dismemberment & Travel Accident Plan, and Executive Medical and Dental Plan

(7)	In addition to life insurance premiums and 401(k) contributions (as further disclosed in footnote 5), during 2015, Mr. Harrington received a total value of $26,680 from the following Executive Level Benefits (which are further described beginning on page 17): Long-Term Executive Disability Plan, Accidental Death & Dismemberment & Travel Accident Plan, Executive Medical and Dental Plan Program and Mr. Harrington’s annual dues at a luncheon club. Mr. Harrington received a total value of $21,929 and $18,641 from these Executive Level Benefits during 2014 and 2013, respectively.

(8)	In addition to life insurance premiums and 401(k) contributions (as further disclosed in footnote 5), during 2015, Mr. Laubacker received a total value of $12,101 from the following Executive Level Benefits (which are further described beginning on page 17): Long-Term Executive Disability Plan, Accidental Death & Dismemberment & Travel Accident Plan, and Executive Medical and Dental Plan Program. Mr. Laubacker received a total value of $9,493 from these benefits in 2014.

(9)	In accordance with Belgian law the Company is required to pay Mr. Gydé: (i) 92% of one month’s pay as vacation pay and (ii) a year-end premium equal to one month’s base salary. Together, these legal obligations totaled $68,317 in 2015, $80,393 in 2014, and $81,937 in 2013. The Company also makes contributions towards Mr. Gydé’s cafeteria plan account, which is a plan generally available to all Belgium employees. Contributions to Mr. Gydé’s cafeteria plan totaled $34,878 in 2015, $41,448 in 2014, and $39,457 in 2013. The Company also leases an automobile for Mr. Gydé’s use, as is done for all Belgium employees with a likelihood of traveling. The cost to the Company for leasing Mr. Gydé’s automobile was $16,099 in 2015, $21,873 in 2014, and $21,624 in 2013. Mr. Gydé also received $995, $675 and $2,656 Income Tax Preparation and Advice Program in 2015, 2014 and 2013.

(10)	In addition to life insurance premiums and 401(k) contributions (as further disclosed in footnote 5), during 2015, Mr. Crumlish received a total value of $20,554 from the following Executive Level Benefits (which are further described beginning on page 17): Long-Term Executive Disability Plan, Accidental Death & Dismemberment & Travel Accident Plan, Income Tax Preparation and Advice Program, and Executive Medical and Dental Plan Program. Mr. Crumlish received a total value of $14,547 and $16,666 from these Executive Level Benefits during 2013 and 2012, respectively.

(11)	In addition to life insurance premiums (as further disclosed in footnote 5), during 2015, Mr. Radetich received a total value of $20,249 from the following Executive Level Benefits (which are further described beginning on page 17): Long-Term Executive Disability Plan, Accidental Death & Dismemberment & Travel Accident Plan, Income Tax Preparation and Advice Program, and Executive Medical and Dental Plan Program.

Specific Executive Officer Compensation Plans and Employment Agreements

Clifford B. Bleustein, CEO. Mr. Bleustein was hired in March of 2015. Mr. Bleustein’s total compensation included annual base salary payments of $369,863, an Incentive of $511,065, a grant of 200,000 stock options at $7.52 per share, and a grant of 67,000 restricted shares. In setting baseline compensation and the performance standards for Mr. Bleustein’s compensation, the Compensation Committee considered the Pay Governance report. The total amount of compensation that Mr. Bleustein received was based on a combination of his baseline compensation and the extent to which the thresholds for compensation were achieved under his performance based incentives. The Company contributed $88,093 (or 10.0% of Mr. Bleustein’s cash compensation) towards the Deferred Compensation Plan on Mr. Bleustein’s behalf. Mr. Bleustein did not elect to contribute any of his cash compensation towards the Plan in 2015.

Mr. Bleustein is currently the only executive officer with a written Employment Agreement (“Agreement”) addressing compensation terms. This Agreement provides that:

•	compensation would be reviewed and adjusted annually by the Compensation Committee as appropriate;

•	either party may terminate the employment relationship upon sixty (60) days prior written notice to the other;

•

competitive activities, and other activities adverse to the Company’s interests, are prohibited during the term of the employment relationship and for a one (1) year period after any termination thereof.

The Agreement also provides severance compensation in the event of termination. In the event of termination by Mr. Bleustein for Good Reason (as defined in the Agreement), or by the Company other than for Cause (as defined in the Agreement), or if he dies or becomes disabled, Mr. Bleustein would receive a lump sum cash payment equal to his current base salary plus the average annual cash Incentive paid to him in the three (3) years leading up to the actual date of termination. Mr. Bleustein would also continue to receive medical and dental benefits for a period of twelve (12) months.

Brendan M. Harrington, CFO (former Interim CEO). In 2015, Mr. Harrington’s compensation included annual base salary payments totaling $336,384, an Incentive of $190,048, a grant of 19,800 stock options at $7.48 per share and a grant of 17,800 restricted shares. Mr. Harrington also received an Incentive of $40,000 for his role as Interim CEO from October 2014 to April 2015. In setting baseline compensation and the performance standards for Mr. Harrington’s compensation, the Compensation Committee considered the following factors: the Pay Governance report, his past performance and internal pay equity among the management team. The total amount of compensation that Mr. Harrington received was based on a combination of his baseline compensation and the extent to which the thresholds for compensation were achieved under his performance based incentives. The Company contributed $42,482 (or 7.5% of Mr. Harrington’s cash compensation) towards the Deferred Compensation Plan on Mr. Harrington’s behalf. Mr. Harrington did not elect to contribute any of his cash compensation towards the Plan in 2015.

John M. Laubacker, Treasurer (former Interim CFO). In 2015, Mr. Laubacker’s compensation included annual base salary payments of $211,301, an Incentive of $79,586, a grant of 10,400 stock options at $7.48 per share and a grant of 9,400 restricted shares. Mr. Laubacker also received an incentive of $20,000 for his role as Interim CFO from October 2014 to April 2015. In setting baseline compensation and the performance standards for Mr. Laubacker’s compensation, the Compensation Committee considered the Pay Governance report and his past performance. The total amount of compensation that Mr. Laubacker received was based on a combination of his baseline compensation and the extent to which the thresholds for compensation were achieved under his performance based incentives. The Company contributed $23,317 (or 7.5% of Mr. Laubacker’s cash compensation) towards the Deferred Compensation Plan on Mr. Laubacker’s behalf. Mr. Laubacker did not elect to contribute any of his cash compensation towards the Plan in 2015.

Filip J.L. Gydé, SVP (former Interim EVP). In 2015, Mr. Gydé’s compensation included annual base salary payments of $274,5599, an Incentive of $107,579, a grant of 13,600 stock options at $7.48 per share and a grant of 13,100 restricted shares. Mr. Gydé also received an Incentive of $30,000 for his role as Interim Executive Vice President from October 2014 to April 2015. In setting baseline compensation and the performance standards for Mr. Gydé, the Compensation Committee considered the Pay Governance report and his past performance. The total amount of compensation that Mr. Gydé received was based on a combination of his baseline compensation and the extent to which the thresholds for compensation were achieved under his performance based incentives. Mr. Gydé is not a participant in the Company’s Deferred Compensation Plan. Pursuant to Belgian law, the Company is required to pay Mr. Gydé certain additional benefits which are generally afforded to all Belgian employees. These statutory benefits totaled $68,317 in 2014.

Arthur W. Crumlish, SVP. In 2015, Mr. Crumlish’s compensation included annual base salary payments of $277,000, an Incentive of $128,149, a grant of 14,500 stock options at $7.48 per share and a grant of 13,100 restricted shares. In setting baseline compensation and the performance standards for Mr. Crumlish’s compensation, the Compensation Committee considered the Pay Governance report and his past performance. The total amount of compensation that Mr. Crumlish received was based on a combination of his baseline compensation and the extent to which the thresholds for compensation were achieved under his performance based incentives. The Company contributed $30,386 (or 7.5% of Mr. Crumlish’s cash compensation) towards the Deferred Compensation Plan on Mr. Crumlish’s behalf. Mr. Crumlish did not elect to contribute any of his cash compensation towards the Plan in 2015.

Peter P. Radetich, SVP. In 2015, Mr. Radetich’s compensation included annual base salary payments of $278,000, an Incentive of $115,179, a grant of 14,500 stock options at $7.48 per share and a grant of 13,100

[9]	In accordance with Belgian law, the Company is required to pay Mr. Gydé: (i) 92% of one month’s pay as vacation pay and (ii) a year-end premium equal to one month’s pay. These amounts are not reflected in Mr. Gydé’s salary.

restricted shares. In setting baseline compensation and the performance standards for Mr. Radetich’s compensation, the Compensation Committee considered the Pay Governance report and his past performance. The total amount of compensation that Mr. Radetich received was based on a combination of his baseline compensation and the extent to which the thresholds for compensation were achieved under his performance based incentives. The Company contributed $29,488 (or 7.5% of Mr. Radetich’s cash compensation) towards the Deferred Compensation Plan on Mr. Radetich’s behalf. Mr. Radetich did not elect to contribute any of his cash compensation towards the Plan in 2015.

2015 GRANTS OF PLAN BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Threshold (c) ($)	Target (d) ($)	Maximum (e) ($)	Threshold (f) #	Target (g) #	Maximum (h) #	All Other Stock Awards: Number of Shares of Stock or Units (i) #	All Other Option Awards: Number of Securities Underlying Options (j) #	Exercise or Base Price of Option Awards (k) ($/sh)	Grant Date Fair Value of Stock and Option Awards (l) ($)
Clifford B. Bleustein	4/6/2015	$166,439	$332,877	$665,754	—	—	—	67,000	200,000	$7.52	$938,180
Brendan M. Harrington	11/10/2015	$126,144	$252,288	$504,576	—	—	—	17,800	19,800	$7.48	$176,056
John M. Laubacker	11/10/2015	$52,826	$105,651	$211,302	—	—	—	9,400	10,400	$7.48	$92,852
Filip J. L. Gydé	11/10/2015	$61,776	$123,552	$247,104	—	—	—	13,100	13,600	$7.48	$128,444
Arthur W. Crumlish	11/10/2015	$69,250	$138,500	$277,000	—	—	—	13,100	14,500	$7.48	$129,413
Peter P. Radetich	11/10/2015	$76,450	$152,900	$305,800	—	—	—	13,100	14,500	$7.48	$129,413

(1)	The amounts shown in column (c) reflect Incentives that would be paid for achieving 80% of the stipulated plan target. The amounts shown in column (d) reflect Incentives that would be paid for achieving 100% of the stipulated plan target. The amounts shown in column (e) reflect the maximum Incentives that would be paid under the stipulated plan. Further discussion of Incentive plan calculations is provided under the section entitled “Annual Cash Compensation,” found earlier in this Proxy Statement under the heading “Performance-Based Incentives.”

Grants of Plan-Based Awards

Each of the Non-Equity Incentive Plan Awards represented in the table above were Incentive awards granted to the named executive officers during 2015. Such Incentive awards are described earlier in this Proxy Statement under the heading “Performance-Based Incentives.” The formula for calculating each executive officer’s Incentive provides that at least eighty percent (80%) of the stipulated plan target (“Threshold”) must be achieved before any remuneration is awarded for that objective. If the Threshold is achieved, the executive officer receives fifty percent (50%) of the designated plan award10 for that objective. Then, for each additional percentage point achieved above the Threshold, up to one hundred percent (100%) of the plan target (“Objective Goal”), the executive officer receives another two and one-half percent (2.5%) of the designated plan award for that objective. For each additional percentage point (1%) achieved above the Objective Goal, the executive officer receives another five percent (5%) of the designated plan award for that objective. Each plan prohibits the receipt of amounts in excess of two hundred percent (200%) of the designated plan award for that objective.

Each of the equity awards represented in the table above was granted pursuant to the 2010 Equity Award Plan or the 1991 Restricted Stock Plan. Stock options represented in the table were granted by the Board on April 6, 2015 to Mr. Bleustein, his date of hire with the Company, and on November 10, 2015 to the other executives. The exercise price of Mr. Bleustein’s options was $7.52, while the exercise price of the options granted to the other executives was $7.48. In both instances, the exercise price reflected the closing price of the Company’s common stock on the date of grant. Restricted stock awards represented in the table were also granted by the Board of Directors on April 6, 2015 for Mr. Bleustein, and November 10, 2015 for the other executives. Mr. Bleustein received a grant of 67,000 restricted shares and 200,000 stock options on April 6, 2015. Recipients of both stock option and restricted stock awards were required to enter into agreements with the Company governing the vesting, exercise and/or transferability (as applicable) of such awards. Vesting requirements for both stock option awards and restricted stock awards are based solely on continued employment. There are no performance-based vesting requirements. Under the terms of all awards delineated in this table, except for Mr. Bleustein’s stock option award, restricted shares or stock options generally vest in four equal installments over the next four years, beginning on the first anniversary of the date of grant.11 For Mr. Bleustein, the restricted shares granted to him vest in two equal installments on the second and third anniversary of the date of grant.

Pursuant to Company policies, an Incentive is only earned by and payable to an individual who remains in the Company’s employ on the date of Incentive distribution. Incentive payments for 2015 were made on February 26, 2016.

[10]	The designated plan award is generally calculated as a percentage of annual base salary. In 2015, the designated plan awards were: (i) for Mr. Bleustein, CEO, ninety percent (90%) of base salary actually paid, (ii) for Mr. Harrington, CFO, seventy-five percent (75%) of base salary actually paid, (iii) for Mr. Laubacker, Treasurer, fifty percent (50%) of base salary actually paid, (iv) for Mr. Gydé, SVP, forty-five percent (45%) of base salary actually paid, (v) for Mr. Crumlish, SVP, fifty percent (50%) of base salary actually paid, and (vi) for Mr. Radetich, SVP, fifty-five percent (55%) of base salary actually paid.
[11]

A grant of 10,200 stock options to Mr. Gydé will vest in their entirety in 2019 to accommodate certain tax laws in Belgium, which require recognition of tax consequences on the date of grant. The aggregate grant date fair value for the awards granted described above was computed in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2015, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or about February 23, 2016.

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS						STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable # (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Exercise Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
Clifford B. Bleustein	—	200,000	(ba)	—	$7.52	4/6/2025	—	—	—	—
	—	—		—	—	—	67,000	$443,540
Brendan M. Harrington	7,500	—		—	$4.65	6/21/2016	—	—	—	—
	75,000	—		—	$4.11	11/14/2016	—	—	—	—
	15,000	—		—	$4.52	5/9/2017	—	—	—	—
	20,000	—		—	$4.79	5/13/2018	—	—	—	—
	20,000	—		—	$4.90	5/12/2019	—	—	—	—
	20,000	—		—	$7.18	2/16/2020	—	—	—	—
	12,500	—		—	$12.16	2/15/2021	—	—	—	—
	7,500	2,500	(ha)	—	$15.04	2/14/2022	—	—	—	—
	5,000	5,000	(hb)	—	$20.68	2/12/2023	—	—	—	—
	2,500	7,500	(hc)	—	$16.93	2/19/2024	—	—	—	—
	—	19,800	(hd)	—	$7.48	11/10/2025	—	—	—	—
	—	—		—	—	—	27,175	$179,899	—	—
John M. Laubacker	5,000	—		—	$4.52	5/9/2017	—	—	—	—
	5,000	—		—	$4.79	5/13/2018	—	—	—	—
	5,000	—		—	$4.90	5/12/2019	—	—	—	—
	5,000	—		—	$7.18	2/16/2020	—	—	—	—
	7,500	—		—	$12.16	2/15/2021	—	—	—	—
	5,250	1,750	(la)	—	$15.04	2/14/2022	—	—	—	—
	3,500	3,500	(lb)	—	$20.68	2/12/2023	—	—	—	—
	1,750	5,250	(lc)	—	$16.93	2/19/2024	—	—	—	—
	—	10,400	(ld)	—	$7.48	11/10/2025	—	—	—	—
	—	—		—	—	—	13,775	$91,191	—	—
Filip J.L. Gydé	16,000	—		—	$5.94	3/1/2016	—	—	—	—
	20,000	—		—	$4.52	5/9/2017	—	—	—	—
	20,000	—		—	$4.79	5/13/2018	—	—	—	—
	20,000	—		—	$4.90	5/12/2019	—	—	—	—
	20,000	—		—	$7.18	2/16/2020	—	—	—	—
	10,000	—		—	$12.16	2/15/2021	—	—	—	—
	—	4,500	(ga)	—	$15.04	2/14/2022	—	—	—	—
	3,376	1,124	(gb)	—	$15.04	2/14/2022	—	—	—	—
	—	4,500	(gc)	—	$20.68	2/12/2023	—	—	—	—
	2,250	2,250	(gd)	—	$20.68	2/12/2023	—	—	—	—
	562	1,688	(ge)	—	$16.93	2/19/2024	—	—	—	—
	—	6,750	(gf)	—	$16.93	2/19/2024	—	—	—	—
	—	3,400	(gg)	—	$7.48	11/10/2025	—	—	—	—
	—	10,200	(gh)	—	$7.48	11/10/2025	—	—	—	—
	—	—		—	—	—	18,851	$124,794	—	—

	OPTION AWARDS						STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable # (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Exercise Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
Arthur W. Crumlish	15,000	—		—	$2.35	9/24/2016	—	—	—	—
	20,000	—		—	$4.65	6/21/2016	—	—	—	—
	20,000	—		—	$4.52	5/9/2017	—	—	—	—
	20,000	—		—	$4.79	5/13/2018	—	—	—	—
	20,000	—		—	$4.90	5/12/2019	—	—	—	—
	20,000	—		—	$7.18	2/16/2020	—	—	—	—
	10,000	—		—	$12.16	2/15/2021	—	—	—	—
	6,750	2,250	(ca)	—	$15.04	2/14/2022	—	—	—	—
	4,500	4,500	(cb)	—	$20.68	2/12/2023	—	—	—	—
	2,250	6,750	(cc)	—	$16.93	2/19/2024	—	—	—	—
	—	14,500	(cd)	—	$7.48	11/10/2025	—	—	—	—
	—	—		—	—	—	18,850	$124,787	—	—
Peter P. Radetich	10,000	—		—	$4.65	6/21/2016	—	—	—	—
	15,000	—		—	$4.79	5/13/2018	—	—	—	—
	15,000	—		—	$4.90	5/12/2019	—	—	—	—
	15,000	—		—	$7.18	2/16/2020	—	—	—	—
	10,000	—		—	$12.16	2/15/2021	—	—	—	—
	6,750	2,250	(ra)	—	$15.04	2/14/2022	—	—	—	—
	4,500	4,500	(rb)	—	$20.68	2/12/2023	—	—	—	—
	2,250	6,750	(rc)	—	$16.93	2/19/2024	—	—	—	—
	—	14,500	(rd)	—	$7.48	11/10/2025	—	—	—	—
	—	—		—	—	—	18,850	$124,787	—	—

(ba)	100,000 each vest on 4/6/2017 and 4/6/2018

(ha)	2,500 vest on 2/14/2016

(hb)	2,500 each vest on 2/12/2016 and 2/12/2017

(hc)	2,500 each vest on 2/19/2016, 2/19/2017 and 2/19/2018

(hd)	4,950 each vest on 11/10/2016, 11/10/2017, 11/10/18 and 11/10/2019

(la)	1,750 vest on 2/14/2016

(lb)	1,750 each vest on 2/12/2016 and 2/12/2017

(lc)	1,750 each vest on 2/19/2016, 2/19/2017 and 2/19/2018

(ld)	2,600 each vest on 11/10/2016, 11/10/2017, 11/10/18 and 11/10/2019

(ga)	4,500 vest 1/1/2016

(gb)	1,124 vest on 2/14/2016

(gc)	4,500 vest 1/1/2017

(gd)	1,124 vest on 2/12/2016, and 1,126 vest on 2/12/2017

(ge)	562 vest on 2/19/2017, and 563 each vest on 2/19/2016 and 2/19/2018

(gf)	6,750 vest 1/1/2018

(gg)	850 each vest on 11/10/2016, 11/10/2017, 11/10/2018 and 11/10/19

(gh)	10,200 vest on 1/1/2019

(ca)	2,250 vest on 2/14/2016

(cb)	2,250 each vest on 2/12/2016 and 2/12/2017

(cc)	2,250 each vest on 2/19/2016, 2/19/2017 and 2/19/2018

(cd)	3,625 each vest on 11/10/2016, 11/10/2017, 11/10/18 and 11/10/2019

(ra)	2,250 vest on 2/14/2016

(rb)	2,250 each vest on 2/12/2016 and 2/12/2017

(rc)	2,250 each vest on 2/19/2016, 2/19/2017 and 2/19/2018

(rd)	3,625 each vest on 11/10/2016, 11/10/2017, 11/10/18 and 11/10/2019

2015 OPTION EXERCISES AND STOCK VESTED

The following table provides information for each of the Company’s named executive officers regarding stock option exercises and vesting of stock awards during 2015.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)
Clifford B. Bleustein	—	$—	—	$—

Brendan M. Harrington	20,000	$74,100	6,625	$55,333

John M. Laubacker	20,000	$53,000	3,275	$27,344

Filip J.L. Gydé	—	$—	4,098	$34,240

Arthur W. Crumlish	25,000	$99,500	4,100	$34,257

Peter P. Radetich	15,000	$33,150	4,100	$34,257

(1)	For Option Awards, the value realized is the difference between the fair market value of the underlying stock at the time of exercise and the exercise price. For Stock Awards, the value realized is based on the fair market value of the underlying stock on the vest date.

Pension Benefits

The Company maintains an Executive Supplemental Benefit Plan (Supplemental Plan) which provides certain former executives with deferred compensation benefits. The Supplemental Plan was amended as of December 1, 1994 in order to freeze the then current benefits, provide no additional benefit accruals for participants and to admit no new participants. None of the named executive officers participate in the Supplemental Plan.

Generally, the Supplemental Plan provides for retirement benefits of up to 50% of a participating employee’s base compensation at termination or as of December 1, 1994, whichever is earlier, and pre-retirement death benefits calculated using the same formula that is used to calculate normal and early retirement benefits. Benefits are based on service credits earned each year of employment prior to and subsequent to admission to the Supplemental Plan through December 1, 1994. Retirement benefits and pre-retirement death benefits are paid during the 180 months following retirement or death, respectively, while disability benefits are paid until normal retirement age. Normal retirement is age 60. For any participant who is also a participant in the Deferred Compensation Plan, the normal retirement age is increased to 65.

2015 NON-QUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Clifford B. Bleustein (1)	—	$88,093	—	—	—
Brendan M. Harrington (1)	—	$42,482	$(104,765)	—	$265,116
John M. Laubacker	—	$23,317	$(270)	—	$99,600
Filip J.L. Gydé (1)	—	—	—	—	—
Arthur W. Crumlish (1)	—	$30,386	$(143,746)	—	$348,358
Peter P. Radetich (1)	—	$29,249	$(120,838)	—	$310,892

(1)	During 2015, Messrs. Bleustein, Harrington, Laubacker, Crumlish and Radetich were eligible to receive a contribution under the Deferred Compensation Plan. The contributions reflected above for these individual’s reflect the current year’s calculation of the Company’s contribution under the plan resulting from the operating results for 2015. These contributions are reflected in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” The amounts under “Aggregate Earnings in Last FY” are not included in the Summary Compensation Table as the earnings were not deemed to be above-market or preferential.

On February 2, 1995, the Compensation Committee approved the creation of a Nonqualified Key Employee Deferred Compensation Plan (“Deferred Compensation Plan”). The Deferred Compensation Plan is intended as a successor plan to the Supplemental Plan. Participants in the Deferred Compensation Plan are eligible to (1) elect to defer a percentage of their annual cash compensation and (2) receive a Company contribution of a percentage of their base compensation and annual Incentive if the Company attains annual defined performance objectives for the year. These performance objectives are established on an annual basis for the upcoming year.

The CEO, subject to the approval of the Compensation Committee, recommends (1) those key employees who will be eligible to participate and (2) the percentage of a participant’s base and Incentive compensation the participant will be able to contribute each year to the Deferred Compensation Plan if the Company attains annual defined performance objectives. All amounts credited to the participant are invested, as approved by the Compensation Committee, and the participant is credited with actual earnings of the investments. Company contributions, including investment earnings, may be in cash or the stock of the Company.

Plan participants have a 100% non-forfeitable right to the value of their corporate contribution account after the fifth anniversary of employment with the Company. If a participant terminates employment due to death, disability, retirement at age 65, or upon the occurrence of a Change in Control Event (as defined in the plan), the participant or his or her estate will be entitled to receive the benefits accrued for the participant as of the date of such event. Company contributions will be forfeited in the event a participant incurs a separation from service for cause. Participants are 100% vested in their own contributions. All amounts in the Deferred Compensation Plan, including elective deferrals, are held as general assets of the Company and are subject to the claims of creditors of the Company. In 2015, the Company contributed ten percent (10%) to the plan for Mr. Bleustein, and seven and one-half percent (7.5%) for Messrs. Harrington, Laubacker, Crumlish and Radetich of the eligible named executive officer’s total cash compensation towards this plan.

Pursuant to Company policies, a Company distribution of Deferred Compensation Plan benefits is only payable to an individual who remains in the Company’s employ on the date of actual distribution. Deferred Compensation Plan benefits for 2015 were distributed on February 26, 2016.

Potential Payments upon Termination or Change in Control

Agreements with Mr. Bleustein. On March 12, 2015, the Company entered into a change in control agreement with Mr. Bleustein. Upon the occurrence of a change in control, Mr. Bleustein would become fully vested in, and entitled to exercise immediately, all stock related awards granted under any plans or agreements of the Company. The agreement further provides that upon the termination of Mr. Bleustein’s employment without cause by the Company, or by him with Good Reason, within a period beginning 6 months before a change in control and ending 24 months following a change in control, Mr. Bleustein will receive a lump sum payment equal to 1.99 times his full salary and 1.99 times his average annual Incentive over the last three years as well as an additional lump sum to cover fringe benefits. A change in control occurs if (1) the Company’s stockholders approve (a) the dissolution or liquidation of the Company, (b) the merger or consolidation or other reorganization of the Company with any other entity other than a subsidiary of the Company, or (c) the sale of all or substantially all of the Company’s business or assets or (2) any person other than the Company or its subsidiaries or employee benefit plans becomes the beneficial owner of more than 30% of the combined voting power of the Company’s then outstanding securities or (3) during any period not longer than two consecutive years, individuals who at the beginning of such period constituted the Board cease to constitute at least a majority thereof, unless the election of each new Board member was approved by a vote of at least three-quarters of the Board members then still in office who were Board members at the beginning of such period.

If a change in control had occurred on Thursday, December 31, 2015, all of Mr. Bleustein’s unvested stock options and restricted stock awards would have become fully vested as of that date.12 If the Company’s stock price was $6.62 (which was the closing price of the stock on December 31, 2015), Mr. Bleustein could

[12]	Such awards are more fully described in the table entitled “Outstanding Equity Awards at Fiscal Year-End.”

potentially have realized gains, before tax, from the sale of securities that had vested solely as a result of a change in control in the following amounts: (i) $443,540 from the sale of restricted stock, and (ii) $0 from the exercise of those stock options.

In the event of a qualifying termination of employment, Mr. Bleustein would have been entitled to receive a lump sum cash payment from the Company totaling $1,973,279 following his termination. This payment equals 1.99 times the sum of Mr. Bleustein’s current base salary13 (“Salary”) and his average annual Incentive payment from the last three years (“Incentive”); and includes an amount equal to twenty-five percent (25%) of Mr. Bleustein’s current base salary and his highest annual Incentive payment from the last three years.14

Mr. Bleustein is the only executive officer with an employment agreement affording severance benefits upon termination. Pursuant to the terms of such agreement, in the event of termination by Mr. Bleustein for Good Reason (as that term is defined in the agreement), or by the Company other than for Cause (as that term is defined in the agreement), Mr. Bleustein would receive a lump sum cash payment equal to his current base salary plus an amount equal to the average annual Incentive paid to Mr. Bleustein during the most recent three year period. Mr. Bleustein would also continue to receive medical and dental benefits for a period of twelve (12) months. Had Mr. Bleustein’s employment been terminated15 on December 31, 2015, he would have been eligible to receive an initial lump sum cash payment equal to $880,928. Mr. Bleustein would also receive, for a period of twelve months, continuing medical and dental coverage under any plans he participates in as of the effective date of such termination. Continued medical and dental benefits would likely total approximately $8,745.16 Pursuant to the terms of Mr. Bleustein’s employment agreement, the termination benefits afforded under the change in control agreement will supersede in the event his termination triggers payments under that agreement.

Payments made to Mr. Bleustein pursuant to this agreement are contingent upon his adherence to certain restrictive covenants, which were effective from the date of the agreement and continued until one year after his separation from the Company. These restrictive covenants generally prohibited Mr. Bleustein from, directly or indirectly: (i) engaging in any business activity which competes with the Company, (ii) soliciting or hiring any of the Company’s employees, (iii) canvassing or soliciting customers of the Company, (iv) willfully dissuading or encouraging any person from conducting business with the Company or (v) intentionally disrupting any supplier relationship.

Agreements with Other Executive Officers. Except for Mr. Gydé,17 each of the named executive officers has entered into a change in control agreement with the Company. These agreements contain provisions generally similar to those of Mr. Bleustein’s change in control agreement. All executive officers Change in Control agreements contain double trigger mechanisms.

[13]	Mr. Bleustein’s salary was $500,000 as of December 31, 2015.
[14]	This amount is intended to cover fringe benefits such as 401(k), health, medical, dental, disability and similar benefits for a period twenty four months.
[15]	The severance trigger requires that the termination be made either by Mr. Bleustein for Good Reason or by the Company other than for Cause.
[16]	This amount reflects the total costs paid for medical, dental and disability insurance during 2015.
[17]	Since Belgian law mandates certain separation benefits, the Company does not maintain a change in control agreement with Mr. Gydé.

If a change in control occurred on Thursday, December 31, 2015, then each of the named executive officers (excluding Mr. Gydé) would have immediately become fully vested in any stock option or restricted stock awards previously granted.18 If the stock price of the Company was $6.62, which was the closing price of the stock on December 31, 2015, then the named executive officers could potentially have realized gains, before tax, from the sale of vested securities in the following amounts:

Named Executive Officer	Restricted Stock ($)	Stock Options ($)
Brendan M. Harrington	$179,899	$—
John M. Laubacker	$91,191	$—
Arthur W. Crumlish	$124,787	$—
Peter P. Radetich	$124,787	$—

Had the above mentioned executive officers’ employment been terminated without cause by the Company, or by themselves with Good Reason, within 6 months prior to or 24 months following such a change in control, they would also have been entitled to receive, by the tenth day following their termination, lump sum cash payments from the Company in the following amounts:

•	Mr. Harrington would have received a lump sum payment of $1,109,135;

•	Mr. Laubacker would have received a lump sum payment of $616,971; and

•	Mr. Crumlish would have received a lump sum payment of $870,135, and

•	Mr. Radetich would have received a lump sum payment of $822,873.

These payments equal two (2) times the sum of each individual’s current annual salary19 and their average annual Incentive payment from the last three years; and also include an amount equal to twenty-five percent (25%) of each individual’s current base salary and the highest annual incentive payment from the last three years.20

[18]	Such awards are more fully described in the table entitled “Outstanding Equity Awards at Fiscal Year-End.”
[19]	Salaries as of 12/31/15 were $314,000 for Mr. Harrington, $210,000 for Mr. Laubacker, $277,000 for Mr. Crumlish, and $278,000 for Mr. Radetich.
[20]	This amount is intended to cover fringe benefits such as 401(k), health, medical, dental, disability and similar benefits for a period of twenty four months.

2015 DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c) (1)	Option Awards ($) (d) (2)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Thomas E. Baker	$165,000	$—	$—	—	—	—	$165,000
Randall L. Clark	$150,000	$—	$—	—	—	—	$150,000
James R. Helvey III	$33,832	$—	$—	—	—	—	$33,832
David H. Klein	$155,000	$—	$—	—	—	—	$155,000
William D. McGuire	$160,000	$—	$—	—	—	—	$160,000
Valerie Rahmani	$33,832	$—	$—	—	—	—	$33,832
Daniel J. Sullivan	$250,000	$—	$—	—	—	—	$250,000

(1)	At December 31, 2015, Messrs. Baker, Clark and Sullivan owned 40,000 shares of Company restricted stock, Mr. McGuire owned 21,500 shares, and Mr. Klein, who was appointed to the Board in September 2012, and Mr. Helvey and Ms. Rahmani, who were appointed to the board in November 2015, did not own any shares. This restricted stock vests upon retirement from the Board. During 2015, Messrs. Baker, Clark, Klein and McGuire elected to place $75,000 of their director fees in the Company’s Director Deferred Compensation Plan. Mr. Sullivan elected to place $150,000 of his director fees in the Plan. Mr. Helvey and Ms. Rahmani did not elect to contribute any of their fees into the Plan. All of the directors used their contributions to the Plan to purchase share units of the Company’s stock.

(2)	At December 31, 2015, Messrs. Baker, Clark, Helvey, Klein, McGuire, Rahmani, and Sullivan had 220,000, 200,000, 0, 33,096, 125,300, 0, and 260,000 options outstanding, respectively.

Prior to the May 2015 annual shareholders meeting, each non-employee director received a quarterly retainer of $37,500. Beginning in May 2015, these fees were replaced with a quarterly payment of $18,750 in cash and another quarterly cash contribution of $18,750 to each Director’s Deferred Compensation Account. The chairman of the Board of Directors (Mr. Sullivan) received a $100,000 annual fee. The chairman of the Audit Committee (Mr. Baker) received a $15,000 annual fee, and the Chairman of the Compensation Committee (Mr. McGuire) received a $10,000 annual fee, while the Chairmen of all other committees receive an annual fee of $5,000. Directors are also reimbursed for expenses they incur while attending Board and committee meetings. Mr. Bleustein did not receive any additional compensation for his services as a director.

In 2010, the Company’s shareholders approved the Non-Employee Director Deferred Compensation Plan (“Director Deferred Compensation Plan”). Although no set benefits or amounts are granted under the Plan, the Director Deferred Compensation Plan allows non-employee directors the ability to defer up to 100% of their total director compensation. The Plan is administered by the Compensation Committee in accordance with Section 409A of the Internal Revenue Code. All amounts credited to the participant are invested, as approved by the Compensation Committee, and the participant is credited with the actual earnings of the investments. Company contributions, including investment earnings, may be cash or the stock of the Company.

Plan participants have an immediate 100% non-forfeitable right to the value of their contributions. If a participant does not make an election in the time and manner specified in the Plan, payment of the vested value of his or her account will be paid in shares for share units owned, and in cash for the cash balance in their account. A participant’s eligibility terminates upon separation from service.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee

William D. McGuire, Chairman

James R. Helvey III

David H. Klein

Valerie Rahmani

Daniel J. Sullivan

PROPOSAL 2—APPROVAL OF THE

NON-BINDING RESOLUTION ON

EXECUTIVE COMPENSATION

We are seeking a non-binding advisory vote from our shareholders to approve the compensation of our named executive officers, as disclosed in this Proxy Statement.

Shareholders have an opportunity to cast an advisory vote on compensation of executives as disclosed in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our fiscal year 2015 executive compensation programs and policies and the compensation paid to the named executive officers. At the Company’s annual meeting in 2011, the majority of our shareholders voted to advise us to include a Say-on-Pay proposal every year, and the Board of Directors determined that the Company will hold an advisory shareholder vote on the compensation of executives every year. This non-binding, advisory vote on the frequency of Say-on-Pay proposals must be held at least once every six years.

At the May 2015 annual meeting, shareholders were asked to approve the Company’s fiscal 2014 executive compensation programs. Of those who voted, over 73% voted to approve the proposal. In light of these results, and in consideration of shareholder input obtained from outreach efforts taken in connection with the 2015 meeting, the Compensation Committee carefully reviewed the Company’s executive compensation practices. The Committee concluded that the Company’s existing executive compensation programs continue to be the most appropriate for the Company and effective in rewarding executives commensurate with business results.

This proposal allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its shareholders, and is consistent with our commitment to high standards of corporate governance.

The Board of Directors Recommends a vote “FOR” approval of the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for or against, the proposal.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board of Directors, it will not create or imply any additional fiduciary duty on the part of the Board of Directors, and it will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. The Compensation Committee will take into account the outcome of this advisory vote when considering future compensation arrangements for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE

APPROVAL OF THIS RESOLUTION.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own more than 10% of the Company’s common stock, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

The Company believes that all Section 16(a) filing requirements applicable to its officers, directors and beneficial owners of more than 10% of its outstanding common stock were complied with for 2015. This belief is based solely on the Company’s review of copies of the Section 16(a) reports furnished to it and written representations that no other reports were required.

Appointment of Auditors and Fees

The Audit Committee appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit the Company’s financial statements for fiscal 2015. A representative of KPMG will be present at the annual meeting of shareholders. The representative will be given the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. To the best of the Company’s knowledge, no member of that firm has any past or present interest, financial or otherwise, direct or indirect, in the Company or any of its subsidiaries. Matters involving auditing and related functions are considered and acted upon by the Audit Committee. The Audit Committee has determined that the provision of services described under “All Other Fees,” below is compatible with maintaining the independent registered public accounting firm’s independence.

Audit Fees—The aggregate fees billed for professional services rendered by KPMG for the audit of the Company’s annual financial statements for the last two fiscal years, including the Company’s foreign subsidiaries, the reviews of the financial statements included in the Company’s Form 10-Qs, and services rendered in connection with the Company’s obligations under Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations were approximately $511,999 and $489,219 in 2015 and 2014, respectively.

Audit-Related Fees—The aggregate fees billed for assurance and related services rendered by KPMG for the last two fiscal years that are reasonably related to the performance of the audit or review of the Company’s financial statements were $0 in both 2015 and 2014.

Tax Fees—The Company was billed $0 for fees in both 2015 and 2014 for professional services rendered by KPMG for tax compliance, tax advice and tax planning.

All Other Fees—No other fees were paid to KPMG in 2015 or 2014.

Audit Committee Pre-Approval Policies and Procedures. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has not established a pre-approval policy for these services. The Audit Committee pre-approves each particular service on a case-by-case basis as set forth in the Audit Committee’s charter.

Incorporation by Reference.

The Compensation Committee Report, the Audit Committee Report, and references to the independence of directors are not deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission, are not subject to the liabilities of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any of the filings previously made or made in the future by the Company under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates any such information into a document that is filed.

Directors’ and Officers’ Liability Insurance

The Company indemnifies its directors and officers to the extent permitted by law in connection with civil and criminal proceedings against them by reason of their service as a director or officer. As permitted by Section 726 of the New York Business Corporation Law, the Company has purchased directors’ and officers’ liability insurance to provide indemnification for the Company and all its directors and officers. The current liability insurance policy, with a policy period effective May 1, 2015, was issued by The Chubb Group of Insurance Companies at an annual premium of approximately $356,321.

Audit Committee’s Review of Related Person Transactions

In accordance with the Audit Committee charter, the Audit Committee reviews related person transactions. It is the Company’s policy that it will not enter into transactions that are considered related person transactions that are required to be disclosed under Item 404 of Regulation S-K unless the Audit Committee or another independent body of the Board of Directors first reviews and approves the transactions.

OTHER INFORMATION RELATED TO THE 2015 ANNUAL MEETING

The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, employees of the Company (who will not be specifically compensated for such services) may solicit proxies in person or by telephone. Arrangements will be made with brokers, custodians, nominees and fiduciaries to forward proxies and proxy soliciting material to the beneficial owners of the Company’s shares, and the Company may reimburse brokers, custodians, nominees or fiduciaries for their expenses in so doing.

SHAREHOLDER PROPOSALS

Our By-laws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at an annual meeting of shareholders. The By-laws prescribe the information to be contained in any such notice. To be timely, a shareholder’s notice with respect to a proposal or director nomination to be submitted at an annual meeting of shareholders, must be given, either by personal delivery or by United States mail, postage prepaid, to and received by the Secretary of the Company not later than 60 days in advance of the scheduled date of such meeting (provided that if such annual meeting of shareholders is held on a date earlier than the last Wednesday in April, such written notice must be given and received not later than the close of business on the tenth day following the date of the first public disclosure (which may be by a public filing by the Company with the SEC) of the originally scheduled date of the annual meeting). The 2017 annual meeting of shareholders is tentatively scheduled for May 3, 2017. If the 2017 annual meeting is held as currently scheduled, a shareholder’s notice with respect to a proposal or director nomination to be submitted at the 2017 annual meeting must be received by the Company’s principal executive offices not later than March 6, 2017.

Proposals of shareholders which are intended to be included in the Company’s proxy statement relating to its May 2017 annual meeting of shareholders pursuant to SEC Rule 14a-8 must be received at the Company’s principal executive offices not later than December 2, 2016.

OTHER BUSINESS

As of the date of this proxy statement, the Board of Directors of the Company knows of no other business that will be presented for consideration at the 2016 annual meeting of shareholders. However, if any other matters properly come before the meeting or any adjournment thereof, it is intended that the shares represented by proxies will be voted on those matters in accordance with the judgment of the holders of the proxies.

April 1, 2016

By Order of the Board of Directors

002CSN63F8

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposal 2.

1. Election of Class I Directors:
	For	Withhold		For	Withhold	+
01 - Valerie Rahmani	☐	☐	02 - David H. Klein	☐	☐
1. Election of Class II Directors:
	For	Withhold
01 - James R. Helvey III	☐	☐

	For	Against	Abstain
2. To approve, in an advisory and non-binding vote, the compensation of the Company’s Named Executive Officers.	☐	☐	☐
3. To consider and act upon any other matters that may be properly brought before the meeting or any adjournment thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Computer Task Group, Incorporated

Notice of 2016 Annual Meeting of Shareholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel J. Sullivan and William D. McGuire and each of them, as proxy or proxies, with power of substitution to vote all of the shares of Common Stock of Computer Task Group, Incorporated (the “Company”) which the undersigned may be entitled to vote, as specified on the reverse side of this card, and, if applicable, hereby directs the trustee of the Company’s 401(K) Profit Sharing Retirement Plan (the “Plan”) to vote the shares allocated to the account of the undersigned or otherwise which the undersigned is entitled to vote pursuant to the Plan, as specified on the reverse side of this card, at the Annual Meeting of Shareholders of the Company to be held at the Company’s Headquarters, 800 Delaware Avenue, Buffalo, New York on Wednesday, May 4, 2016 at 10:00 a.m. or at any adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)